Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 of Victory Electronic Cigarettes Corporation of our report dated March 24, 2014, relating to our audits of the consolidated financial statements of Vapestick Holdings Limited, and our report dated February 28, 2013, relating to our audit of the consolidated financial statements of Victory Electronic Cigarettes Corporation, appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our firm under the caption “Experts” in such Prospectus.

/s/ Accell Audit & Compliance, P.A.

May 13, 2014